Exhibit 99.1

Pier 1 Imports Proposes to Acquire Cost Plus for $4.00 Per Share in Stock

Offers Compelling Value Proposition to Cost Plus Shareholders

FORT WORTH, Texas--(BUSINESS WIRE)--Pier 1 Imports, Inc. (NYSE: PIR) today announced that it has sent a letter to the Cost Plus, Inc. (NASDAQ: CPWM) Board of Directors proposing to acquire all the outstanding shares of Cost Plus common stock in a strategic stock-for-stock transaction. The Company believes a transaction could be completed in the third calendar quarter of 2008.

Under the terms of the proposal, Pier 1 Imports, Inc. would issue 0.6000 shares of its common stock for each share of Cost Plus common stock. Based on the closing prices of Pier 1 Imports and Cost Plus on June 6, 2008, the proposed exchange ratio implies a value of $4.00 for each share of Cost Plus common stock. The offer represents a premium of approximately 31% over the Cost Plus closing price on June 6, 2008, and a premium of approximately 34% over the average closing price of Cost Plus shares for the last 30 trading days.

“We believe that the combination of Pier 1 Imports and Cost Plus is extremely compelling and would create significant value for the stakeholders of both companies,” said Alex W. Smith, President and Chief Executive Officer. “Given our similar customer bases and broadly similar business models, but distinct market positions, we believe Cost Plus is an excellent fit with Pier 1 Imports. We are confident that combining our two companies would create a stronger and more competitive company that is better positioned for future growth. Furthermore, we believe the combination will result in improvements in Cost Plus’s operating margins and significant synergies, anticipated to come from organizational efficiencies in the supply chain management, shared services, store operations and other general administrative costs. Cost Plus shareholders will enjoy significant benefits from the combination, including improved operational liquidity of the combined company as well as a more active trading market for their shares.

“Given our track record of execution and our sound financial condition, we are confident that our management team can deliver long-term growth and profitability to shareholders of the combined company. We are committed to working together with the Cost Plus Board of Directors to promptly execute a definitive agreement and look forward to capitalizing on the exciting prospects this combination will create,” Mr. Smith continued.

In light of the compelling nature of Pier 1 Imports's proposal and the importance of allowing the companies’ respective shareholders to capitalize on the benefits of the proposed transaction sooner rather than later, the Company released the following letter publicly so that both companies’ stakeholders will have the opportunity to fully assess this unique opportunity:

June 6, 2008

Board of Directors
Cost Plus, Inc.
200 4th St.,
Oakland, California 94607

Lady and Gentlemen:

We at Pier 1 Imports, Inc. (“Pier 1”) have believed for some time that the businesses of Cost Plus, Inc. (“Cost Plus”) and Pier 1 are highly complementary and that a merger of our companies would provide significant synergies and deliver enhanced value to our respective shareholders. A combination would also benefit our customers, employees and other key constituencies. Our companies have similar customer bases and broadly similar business models, but distinct market positions. The combination of Pier 1 and Cost Plus would create a stronger and more competitive company that is better positioned for future growth. Accordingly, we have been authorized by the Board of Directors of Pier 1 to formally propose a transaction for this purpose.

After reviewing the publicly available information on Cost Plus, we are prepared to acquire all of the outstanding shares of common stock of Cost Plus in a stock-for-stock transaction in which Pier 1 would issue 0.6000 shares of its common stock for each share of Cost Plus common stock. This represents an offer price of $4.00 per share (based on the closing price of Pier 1’s common stock on June 6, 2008).

The reasons in favor of combining our companies are compelling for Cost Plus’s shareholders. For example:

  While Pier 1 has made significant progress since its current management team was augmented in 2007, Cost Plus results have continued to deteriorate through multiple management changes to date. As a result, Cost Plus’s stock price has declined precipitously as your company has struggled unsuccessfully to restructure its business, while Pier 1’s stock has retained its value in the face of the same challenging environment. In fact, over the last six months, Pier 1’s stock price has appreciated 64.7%, while Cost Plus’s stock price has declined 13.1%.
  Absent a transaction, Cost Plus is likely to face increasing liquidity problems. Pier 1’s financial condition is sound and we have a committed $450 million asset-based lending facility that should be sufficient to provide future operational liquidity for both companies. We are confident that Cost Plus shareholders would prefer a combined company focused on long-term growth and profitability rather than a stand-alone Cost Plus preoccupied with simply reaching positive cash flow.

  Over the last year, Pier 1 management has achieved approximately $160 million in cost savings as a result of its efforts to reduce marketing expenses, payroll and other general administrative costs. Based on publicly available information, and Pier 1’s expectation of the combined benefits of a Pier 1-Cost Plus transaction, Pier 1 believes that it can achieve cost savings in the range of 5% of sales of Cost Plus (approximately $50 million), which is consistent with comparable retail transactions. Estimates of these potential cost synergies are anticipated to come from organizational efficiencies in the supply chain management, shared services, store operations and other general administrative costs. In addition, Pier 1’s management is confident that the combination would result in improvements in Cost Plus’s operating margins, providing an opportunity for Cost Plus shareholders not only to participate in the turnaround of Cost Plus’s business, but also to reap the benefits of a larger, more efficient company that has the potential to once again achieve our companies’ historically high operating margins.
  Pier 1’s management team is well equipped to implement a speedy turnaround at Cost Plus. Pier 1’s senior management has experience operating multi-divisional companies, both at Pier 1 and externally, and can leverage our current systems to effect a smooth and efficient integration of our businesses.
  A transaction with Pier 1 would provide Cost Plus shareholders the significant benefits of a more active trading market. Pier 1’s stock is listed on the New York Stock Exchange and enjoys significant trading volume relative to Cost Plus’s stock. For example, during the four weeks ended June 6, 2008, Pier 1’s average weekly trading volume was approximately 7.2 million shares, or about 8.1% of its outstanding shares, which is significantly greater than Cost Plus’s average trading volume during the same period. We believe that Cost Plus’s low trading volume effectively precludes your largest shareholders from actively trading in Cost Plus’s shares.

Our proposal is subject to limited confirmatory due diligence, which we are prepared to commence immediately, the negotiation of a definitive acquisition agreement and, of course, the receipt of all necessary shareholder and regulatory approvals. In addition, because the consideration would consist of our common stock, we would provide you with the opportunity to conduct appropriate limited due diligence with respect to Pier 1.

We have already dedicated considerable time and resources to an analysis of a potential transaction. We have engaged JPMorgan as our financial advisor for this purpose, as well as outside legal counsel. Our team is prepared to devote the additional significant resources necessary to ensure a smooth and expedited process.

We are prepared to deliver a draft merger agreement to you and begin discussions immediately. With your full cooperation, we are confident that we would be able to complete due diligence and conclude a definitive agreement expeditiously, and immediately thereafter commence the necessary proceedings for the approval of your shareholders in accordance with California law (approval of our shareholders will not be required). Our antitrust counsel has advised us that the antitrust review process should be straightforward, and we are confident that the transaction will receive all necessary regulatory approvals in a timely manner. Accordingly, we believe a transaction could realistically be completed in the third calendar quarter of this year.

Our preference is to work together with you and your advisors to negotiate and announce a definitive agreement between our companies in the near term. We note that Cost Plus currently has in place a shareholder rights plan (or poison pill) that is scheduled to expire on June 30, 2008. As a shareholder of Cost Plus, please consider this our formal request that you terminate that shareholder rights plan immediately and that you refrain from renewing or extending it or adopting any other rights plan or poison pill. In addition to your fiduciary duty to shareholders, who should have the right to decide for themselves whether a transaction is in their best interests as owners of Cost Plus, we believe that the Cost Plus shareholder rights plan is a discriminatory rights plan that violates Section 203 of the California Corporations Code.

Our proposal to acquire Cost Plus represents a unique and compelling opportunity to create a stronger combined company that will be well positioned to succeed in a very competitive industry. We believe that your shareholders will overwhelmingly agree and enthusiastically support our proposal. We note that our companies have several significant shareholders in common. In fact, we estimate that our common shareholders own approximately 62% of Cost Plus’s outstanding shares.

We request a meeting with your management and/or chairman prior to the open of business on June 9, 2008 to discuss our proposal. We have separately provided you with contact information for this weekend. Our senior management is available to meet with you and answer any questions concerning our proposal. In light of the importance of this proposal to your shareholders and ours, as well as the potential for selective disclosures, if you elect not to meet with us by that date or we cannot agree on a course of action, we intend to publicly disclose this letter.

Best Regards,

/s/ Alex Smith	/s/ Tom Thomas
Alexander W. Smith	Tom M. Thomas
President and Chief Executive Officer	Chairman of the Board

The Company’s proposal is subject to limited confirmatory due diligence, which it is prepared to commence immediately, the negotiation of a definitive acquisition agreement and the receipt of all necessary shareholder and regulatory approvals. The Company has also formally requested that Cost Plus immediately terminate its shareholder rights plan (or poison pill), which is scheduled to expire on June 30, 2008, and refrain from renewing or extending the plan or adopting any other rights plan or poison pill.

JPMorgan is acting as financial advisor to Pier 1 Imports, and Gibson, Dunn & Crutcher LLP and Bracewell & Giuliani LLP are acting as legal counsel.

About Pier 1 Imports, Inc.

Pier 1 Imports is the original global importer and is North America’s largest specialty retailer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Disclosure Regarding Forward-Looking Statements

Certain statements contained in this document, including information included or incorporated by reference in this document, regard matters that are not historical facts and are “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors: cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame; operating results following the proposed acquisition may be lower than expected; competitive pressure among specialty home furnishings retailers may increase significantly; costs or difficulties related to the integration of the businesses of Pier 1 Imports and Cost Plus may be greater than expected; changes in the market price of Pier 1 Imports, Inc.'s common stock between the date hereof and the date that the value of the Company’s common stock is determined for purchase accounting purposes could result in the recognition of higher levels of goodwill and other intangible assets; general economic conditions, whether nationally or in the market areas in which Pier 1 Imports and Cost Plus conduct business, may be less favorable than expected; and adverse changes may occur in the securities markets. The businesses of Pier 1 Imports and Cost Plus are also subject to a number of other risks that are set forth in the "Risk Factors," "Legal Proceedings" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the SEC filings of Pier 1 Imports, Inc. and Cost Plus, Inc. copies of which may be obtained by contacting the investor relations departments of each company or from their respective websites: www.pier1.com and www.worldmarket.com. Many of the factors that will determine the outcome of the subject matter of this document are beyond the Company’s and Cost Plus's ability to control or predict. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

This communication is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor a solicitation of any vote or approval. If a transaction is agreed upon or an offer to exchange shares of Pier 1 Imports, Inc.’s common stock for shares of Cost Plus, Inc.’s common stock is commenced, the Company will file any forms, notices and other relevant documents concerning such proposed transaction with the SEC as required under state and federal law. YOU ARE URGED TO READ ANY SUCH FORMS, NOTICES AND OTHER DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain any such forms, notices or other documents (if and when they become available) and any other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, you may obtain such forms, notices and other documents (if and when they become available) free of charge by requesting them in writing from Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, TX 76102 , Attn: Investor Relations, tel: 888-807-4371.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400
or
For Media:
Joele Frank, Wilkinson Brimmer Katcher
Eric Brielmann / Jamie Moser
212-355-4449